Exhibit 99.1

Investor and Analyst Contact:	Media Contact:
Paul E. Anderson	Gary Hanson
(651) 458-6494	(602) 286-1777

Alpha IR Group
(203)244-6544
nti@alpha-ir.com

NORTHERN TIER ANNOUNCES FOURTH QUARTER DISTRIBUTION OF $0.49 PER COMMON UNIT

Tempe, Arizona - February 6, 2015 - /Globe Newswire/ -- Northern Tier Energy LP (NYSE:NTI) (“Northern Tier”) announced today the declaration of a cash distribution of $0.49 per common unit for the fourth quarter 2014. The distribution will be paid on February 27, 2015 to unitholders of record at the close of market on February 17, 2015.

As previously announced, Northern Tier will report its financial results for the fourth quarter and full year ended December 31, 2014, on Thursday, February 26, 2015, before the open of trading on the New York Stock Exchange. Northern Tier will also host a conference call to discuss these results on Thursday, February 26, 2015, at 11:30 am Eastern Time.

Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 877-280-4953 or 857-244-7310 and the passcode 77211403. An audio webcast of the call, as well as a slide presentation, will also be available on the Investor section of www.ntenergy.com under Calendar of Events. An audio replay of the conference call will be available for fourteen days following the call on www.ntenergy.com and for seven days following the call by dialing 888-286-8010 or 617-801-6888 and the passcode 80514787.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Northern Tier’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Northern Tier’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About Northern Tier

Northern Tier Energy LP (NYSE: NTI) is an independent downstream energy company with refining, retail and pipeline operations that serves the PADD II region of the United States. Northern Tier operates a 96,500 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier also operates approximately 165 convenience stores and supports approximately 80 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom's brand. Northern Tier is headquartered in Tempe, Arizona.

More information about Northern Tier is available at www.ntenergy.com.